SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

April 1, 2006

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571

(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 1, 2006 the employment agreement of Kurt Gordon, CFO of Mobilepro Corp. (“Mobilepro”), expired and was not renewed. Hank Deily, formerly Corporate Controller of Mobilepro, was promoted effective April 1, 2006, to Senior Vice President, and Chief Accounting Officer and will serve as Mobilepro’s principal financial officer and principal accounting officer in place of Mr. Gordon. From January 1998 to June 2005 when Mr. Deily was hired as Corporate Controller of Mobilepro, Mr. Deily was Vice President and Controller of Visual Networks, Inc., a NASDAQ listed company. From July 1995 to January 1998, Mr. Deily served as Controller of Excalibur Corporation, a NASDAQ listed software company. Mr. Deily began his career in accounting and finance at Arthur Andersen & Co. at which he was employed from September 1976 to September 1985 and where he became a Manager in its Audit Practice group. Mr. Deily graduated magna cum laude from Georgetown University from which he received a B.S. degree in Business Administration.

Under the terms of his current employment agreement dated June 25, 2005, Mr. Deily receives a salary of $165,000 and can participate in Mobilepro’s bonus pool in an amount of up to 50% of his salary. In connection with his employment, he was awarded warrants to purchase 750,000 shares of Mobilepro’s common stock on June 20, 2005 at a price of $0.31 per share, vesting in equal installments on March 31, 2006, March 31, 2007 and March 31, 2008. In accordance with Mr. Deily assuming his new position as Senior Vice President and Chief Accounting Officer of Mobilepro, the Board of Directors granted Mr. Deily in additional warrants to purchase 500,000 shares of Mobilepro common stock at an exercise price of $0.233 per share. The warrants vest ratably over two years commencing April 1, 2006. Mr. Deily will also receive an executive employment agreement that is pending.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Jay W. Wright
Jay O. Wright
Chairman and Chief Executive Officer
MOBILEPRO CORP

Date: April 5, 2006